As filed with the Securities and Exchange Commission on April 11, 2023

Registration No. 333-255293

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM F-10

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NEOVASC INC.

(Exact name of Registrant as specified in its charter)

Canada	3841	Not Applicable
(Jurisdiction of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Suite 5138 – 13562 Maycrest Way

Richmond, British Columbia, Canada V6V 2J7

(604) 270-4344

(Address and telephone number of Registrant’s principal executive offices)

CT Corporation System

28 Liberty Street

New York, New York 10011

(212) 894-8940

(Name, Address and Telephone Number of Agent for Service)

Copy to:

Michael J. Hong, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 222 Bay Street Toronto, Ontario M5K 1J5 (416) 777-4700	Joseph A. Garcia, Esq. Kyle Misewich, Esq. Blakes, Cassels & Graydon LLP 595 Burrard Street, Suite 2600 Vancouver, British Columbia, Canada V7X 1L3 (604) 631-3300

Approximate date of commencement of proposed sale to public: Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.

Canada

Province of British Columbia

(Principal Jurisdiction Regulating this Offering)

It is proposed that this filing shall become effective (check appropriate box):

A.	☒	Upon filing with the Commission pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☐	At some future date (check the appropriate box below).

1.	☐	Pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than seven calendar days after filing).

2.	☐	Pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than seven calendar days after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (date).

3.	☐	Pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.	☐	After the filing of the next amendment to this form (if preliminary material is being filed).

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box.  ☐

EXPLANATORY NOTE – DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) is being filed by Neovasc Inc. (the “Registrant”) to withdraw from registration all of the unsold securities registered under the Registration Statement on Form F-10 (Registration No. 333-255293), filed by the Registrant with the U.S. Securities and Exchange Commission on April 16, 2021, as amended by Amendment No. 1 on May 4, 2021 (the “Registration Statement”), registering the sale by the Registrant from time to time of such indeterminate number of common shares, preferred shares, debt securities, warrants, units and subscription receipts of the Registrant as shall have an aggregate offering price not to exceed US$150,000,000.

Effective on April 11, 2023, Shockwave Medical, Inc. (“Shockwave”) acquired all of the issued and outstanding common shares of the Registrant pursuant to an arrangement agreement dated January 16, 2023, by and between the Registrant and Shockwave, in accordance with a court-approved plan of arrangement (the “Arrangement”) under the Canada Business Corporations Act.

As a result of the Arrangement, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of its securities registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form F-10 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, British Columbia, Canada, on April 11, 2023.

NEOVASC INC.

By:	/s/ Chris Clark
	Name:	Chris Clark
	Title:	Chief Financial Officer

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned certifies that it is the duly authorized United States representative of Neovasc Inc. and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on behalf of it by the undersigned, thereunto duly authorized, in the City of Richmond, British Columbia, Canada on April 11, 2023.

NEOVASC (US) INC.
(Authorized U.S. Representative)

By:	/s/ Chris Clark
	Name:	Chris Clark
	Title:	Director